Exhibit 99.1

ZiLOG, INC. FINANCIAL STATEMENTS

The following financial statements are provided:

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of ZiLOG, Inc.

We have audited the accompanying consolidated balance sheets of ZiLOG, Inc. and subsidiaries (the "Company") as of March 31, 2009 and 2008 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2009. Our audits also included the financial statement schedule for each of the years in the three year period ended March 31, 2009 listed in Item 15a (2). These consolidated financial statements and related financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal controls over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZiLOG, Inc. and subsidiaries as of March 31, 2009 and 2008 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the three years ended March 31, 2009, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material aspects, the information set forth therein.

/s/    Armanino McKenna LLP

San Ramon, California
June 27, 2009

ZiLOG, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except shares)

	Mar. 31,	Mar. 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$32,230	$16,625
Accounts receivable, less allowance for doubtful accounts of $129
at March 31, 2009 and $139 at March 31, 2008	1,698	2,203
Inventories	4,022	6,908
Deferred tax assets	10	263
Prepaid expenses and other current assets	5,995	1,266
Current assets associated with discontinued operations	960	6,533
Total current assets	44,915	33,798

Long term investments	1,100	1,925
Property, plant and equipment, net	2,347	4,594
Goodwill	2,211	2,211
Intangible assets, net	-	2,528
Other assets	1,079	581
Non current assets associated with discontinued operations	-	2,203
Total assets	$51,652	$47,840

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short term debt	$346	$720
Accounts payable	4,368	5,508
Income taxes payable	195	513
Accrued compensation and employee benefits	1,349	2,312
Other accrued liabilities	2,550	2,086
Deferred income, net of costs	8,024	5,571
Current liabilities associated with discontinued operations	1,256	2,733
Total current liabilities	18,088	19,443

Deferred tax liabilities	10	263
Other non-current liabilities	1,928	1,255
Total liabilities	20,026	20,961

Stockholders' equity:
Common stock, $0.01 par value; 60.0 million shares authorized:
17.1 million and 16.9 million shares issued and
outstanding at March 31, 2009 and March 31, 2008, respectively	186	185
Additional paid-in capital	127,436	125,838
Treasury stock	(7,563)	(7,456)
Other comprehensive income	173	102
Accumulated deficit	(88,606)	(91,790)
Total stockholders' equity	31,626	26,879
Total liabilities and stockholders' equity	$51,652	$47,840

See accompanying notes to the consolidated financial statements.

ZiLOG, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
Net sales	$36,157	$44,644	$58,026
Cost of sales	21,815	25,035	29,513
Gross margin	14,342	19,609	28,513
Gross margin percent of sales	39.7%	43.9%	49.1%

Operating expenses:
Research and development	6,265	8,143	12,528
Selling, general and administrative	19,353	19,279	22,028
Special charges and credits	6,318	1,974	2,471
Amortization of intangible assets	801	961	1,284
Total operating expenses from continuing operations	32,737	30,357	38,311
Operating loss from continuing operations	(18,395)	(10,748)	(9,798)

Other income (expense):
Interest income	188	819	1,112
Interest expense	(40)	-	-
Other, net	378	(332)	(19)
Total other income, net	526	487	1,093
Loss from continuing operations before provision for income taxes	(17,869)	(10,261)	(8,705)
Provision for income taxes	181	853	1,547
Net loss from continuing operations	(18,050)	(11,114)	(10,252)
Net income (loss) from discontinued operations	(372)	1,823	1,214
Gain from sale of discontinued operations, net of tax	21,606	-	-
Net income (loss)	$3,184	$(9,291)	$(9,038)

Basic and diluted net loss per share - continuing operations	$(1.05)	$(0.66)	$(0.61)
Basic and diluted net income (loss) per share - discontinued operations	(0.02)	0.11	0.07
Basic and diluted gain on sale of discontinued operations per share	1.26	-	-
Basic and diluted net income (loss) per share	$0.19	$(0.55)	$(0.54)

Weighted-average shares, basic	17,031	16,893	16,665
Weighted-average shares, diluted	17,114	16,893	16,665

See accompanying notes to the consolidated financial statements.

ZiLOG, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
Cash Flows from Operating Activities:
Net loss from continuing operations	$(18,050)	$(11,114)	$(10,252)
Adjustments to reconcile net loss to net cash provided by
(used in) continuing operating activities:
Amortization of fresh-start intangible assets	801	961	1,284
Depreciation and other amortization	1,832	2,092	2,259
Goodwill adjustment	-	-	4,529
Disposition of operating assets	1,032	318	8
Impairment of intangible assets	1,727	-	-
Stock-based compensation	1,324	721	1,347
Changes in operating assets and liabilities:
Accounts receivable, net	505	1,293	2,436
Inventories	759	901	(1,811)
Prepaid expenses and other current and non-current assets	(5,147)	1,926	2,216
Accounts payable	(1,140)	682	(177)
Accrued compensation and employee benefits	(963)	(418)	244
Deferred income	2,453	(1,392)	967
Accrued and other current and non-current liabilities	(138)	(809)	(6,251)
Net cash used in continuing operating activities	(15,005)	(4,839)	(3,201)
Net cash provided by discontinued operating activities	6,078	3,220	1,522

Cash Flows from Investing Activities:
Assets held for sale - vacant property	-	-	(1,437)
Payable to ZiLOG Mod III, Inc. Series A Preferred shareholders	-	-	(2,848)
Proceeds from sale of assets	-	3,237	-
Proceeds from sale of discontinued businesses, net of transaction costs	24,695	-	-
Redemption of long term investments	825	-	-
Investment in long term securities	-	(1,925)	-
Capital expenditures	(626)	(1,299)	(2,097)
Net cash provided by (used in) continuing investing activities	24,894	13	(6,382)
Net cash used in discontinued investing activities	-	(2,076)	-

Cash Flows From Financing Activities:
Proceeds from short term debt	660	720	-
Payments on short term debt	(1,034)	-	-
Repurchase of treasury shares	(54)	(282)	-
Proceeds from issuance of common stock under employee stock
purchase and stock option plans	116	470	497
Net cash provided by (used in) continuing financing activities	(312)	908	497
Net cash provided by (used in) discontinued financing activities	(50)	9	-

Net increase (decrease) in cash and cash equivalents	15,605	(2,765)	(7,564)
Cash and cash equivalents at beginning of period	16,625	19,390	26,954
Cash and cash equivalents at end of period	$32,230	$16,625	$19,390

Supplemental Disclosure of Cash Flow Information:
Income taxes paid during the period	$186	$345	$340
Supplemental Disclosure of Non-Cash Investing and
Financing Activities:
Value of shares repurchased through employee loan
repayments	$-	$282	$-

See accompanying notes to the consolidated financial statements.

 ZiLOG, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands)

	Common Stock		Deferred Stock Compen-	Additional Paid-in	Treasury	Other Compre- hensive	Accumu- lated	Total Stock- holders'
	Shares	Amount	sation	Capital	Stock	Income	Deficit	Equity
Balance at March 31, 2006	16,585	$181	$(566)	$123,198	$(7,174)	$-	$(73,782)	$41,857
Issuance of common stock under stock option plans	121	1	-	247	-	-	-	248
Issuance of restricted shares	91	-	-	-	-	-	-	-
Issuance of common stock under employee stock								-
purchase plan	93	1	-	247	-	-	-	248
Restricted shares cancelled	(76)	-	-	-	-	-	-	-
Stock-based compensation expense	26	-	-	1,432	-	-	-	1,432
Adoption of FAS123R	-	-	566	(566)	-	-	-	-
Net loss and comprehensive loss	-	-	-	-	-	-	(9,038)	(9,038)
Balance at March 31, 2007	16,840	183	-	124,558	(7,174)	-	(82,820)	34,747

Adoption of FIN48	-	-	-	-	-	-	321	321
Issuance of common stock under stock option plans	101	2	-	311	-	-	-	313
Issuance of common stock under employee stock								-
purchase plan	53	-	-	166	-	-	-	166
Restricted shares cancelled	(25)	-	-	-	-	-	-	-
Repurchase of treasury shares	(73)				(282)	-		(282)
Stock-based compensation expense	27	-	-	803	-	-	-	803
Comprehensive income:
Other comprehensive income - defined benefit plan	-	-	-	-	-	102	-	102
Net loss	-	-	-	-	-	-	(9,291)	(9,291)
Total comprehensive loss	-	-	-	-	-	-	-	(9,189)
Balance at March 31, 2008	16,923	185	-	125,838	(7,456)	102	(91,790)	26,879

Adoption of FIN48	-	-	-	-	-	-	-	-
Issuance of common stock under stock option plans	5	-	-	15	-	-	-	15
Issuance of common stock under employee stock								-
purchase plan	43	1	-	103	-	-	-	104
Restricted shares cancelled	(79)	-	-	-	-	-	-	-
Restricted shares granted - employee stock incentive plan	235	-	-	549	-	-	-	549
Repurchase of treasury shares	(47)	-	-	-	(107)	-	-	(107)
Stock-based compensation expense	31	-	-	931	-	-	-	931
Comprehensive income:
Other comprehensive income - defined benefit plan	-	-	-	-	-	71	-	71
Net income	-	-	-	-	-	-	3,184	3,184
Total comprehensive income	-	-	-	-	-	-	-	3,255
Balance at March 31, 2009	17,111	$186	$-	$127,436	$(7,563)	$173	$(88,606)	$31,626

See accompanying notes to the consolidated financial statements.

ZiLOG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

ZiLOG, Inc. ("ZiLOG" or the "Company") is a worldwide supplier of semiconductor products. The Company designs, develops and markets various families of products in support of the micrologic semiconductor market segment. Using proprietary technology, ZiLOG provides semiconductor devices that its customers design into their end products. These devices typically combine a microprocessor memory, and input and output functions on a single device. ZiLOG's micrologic devices enable a broad range of consumer and industrial electronics manufacturers to control the functions and performance of their products. ZiLOG's other devices have a wide variety of uses including the processing and transmission of information for data communications, telecommunications and consumer electronics companies.

Basis of Presentation

The consolidated financial statements include the accounts of ZiLOG, Inc. and its subsidiaries. All significant transactions and accounts between the Company and these subsidiaries have been eliminated in consolidation. Certain reclassifications have been made to prior-period balances to present the consolidated financial statements on a consistent basis with the current year presentation. Any reference to year pertains to the fiscal year unless otherwise indicated.

 Revenue Recognition

Revenue from product sales to direct customers is recognized when evidence of an agreement exists, customers or their agents receive the product and title transfers, and collection of amounts due is reasonably assured. Appropriate allowances for returns, discounts and warranty costs are recorded concurrent with revenue recognition.

The Company also licenses technology for certain of its products and receives payment in the form of royalties. Typically, licensees provide shipment and royalty information when the payment is remitted, usually 60 days subsequent to the end of the quarter in which shipments are made. The Company records royalty revenues as net sales when the cash is received from the licensees.

Revenue on shipments to distributors who have rights of return and/or price protection on unsold merchandise held by them is deferred until products are resold by the distributors to end users. Although revenue is deferred until it is resold, title of products sold to distributors transfers upon shipment. Accordingly, shipments to distributors are reflected in the consolidated balance sheets as accounts receivable and a reduction of inventories at the time of shipment. Deferred revenue and the corresponding cost of sales on shipments to distributors are reflected in the consolidated balance sheets on a net basis as "Deferred income, net of costs." Refer to Note 7 of notes to consolidated financial statements for details regarding deferred revenues.

Cash and Cash Equivalents

Cash and cash equivalents consist of bank deposits and money market funds, which are readily convertible to cash and have maturities of three months or less at the time of acquisition. As of March 31, 2009, the Company had $1.1 million invested in auction rate preferred securities ("ARPS") which is classified as long term investments at full par value on the consolidated balance sheet as of March 31, 2009. Refer to Note 13 of notes to consolidated financial statements for details regarding the classification.

Accounts Receivable and Allowances

The Company maintains an allowance for losses it may incur as a result of its customers' inability to make required payments. Any increase in the allowance results in a corresponding increase in selling, general and administrative expenses. In establishing this allowance and evaluating the adequacy of the allowance for doubtful accounts, the Company considers the aging of accounts receivable, historical bad debts, customer concentrations, customer credit-worthiness and, to a lesser extent, current economic trends and changes in customer payment terms.

The Company's sales to direct customers consist of gross product sales reduced by expected future sales returns and price allowances. To estimate sales returns and price allowances, the Company analyzes historical returns and allowance activity to establish a baseline reserve level. The Company then evaluates whether there are any underlying product quality or other customer specific issues that require additional specific reserves above the baseline level.

The Company's sales to distributors that have rights of return and/or price protection allowances on unsold merchandise held by them are deferred until such products are resold by the distributors to end users. At the time that the Company recognizes distributor re-sales as revenue, it records a reserve for estimated price adjustments that the distributors may reclaim from the Company on the merchandise they resold to end users. These reserves are recorded as a reduction to sales and a reduction to accounts receivable. To estimate this distributor price adjustment reserve, the Company analyzes its historical price adjustment payments, price adjustments taken by distributors but not processed by the Company and pending price adjustments that have been authorized by the Company but have not yet been claimed by its distributors.

Fair Value of Financial Instruments, Concentration of Credit Risk

Cash and cash equivalents consist primarily of cash in bank accounts and money market accounts. The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and current liabilities, approximates fair value due to their relatively short maturities. Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents and investments with high quality financial institutions.

As of March 31, 2009 the Company held $1.1 million in auction rate preferred securities ("ARPS"). Since February 2008, due to various factors including the tightening of liquidity in the financial market, regularly held auctions for these ARPS have been unsuccessful. The Company has received total redemptions totaling $2.8 million or 72% of the original value in February 2008. The collateralized asset value ranges exceed the value of ARPS held by the Company by 200 to 300 percent. The Company believes the ARPS values are not impaired and as such, no impairment has been recognized against the investment. If the issuers are unable to successfully close future auctions and their credit rating continues to deteriorate, the Company may be required to record an impairment charge against the value of its ARPS holdings. ( See Note 13, Fair Value Measurements)

The Company's customer base is located primarily in North America, Europe and Asia. The Company performs ongoing credit evaluations of its customers' financial condition and limits its exposure to financial losses by limiting the amount of credit extended whenever deemed necessary and generally does not require collateral. As of March 31, 2009 and March 31, 2008, respectively, there were two customers with net accounts receivable comprising more than 10% of total net accounts receivable.

Inventories

Inventories are stated at the lower of cost (which approximates actual cost on a first-in, first-out basis) or market. Provisions, when required, are made to reduce inventory values from cost to their estimated net realizable values. It is possible that estimates of net realizable value can change in the short-term. Inventory reserves for excess or obsolete inventory are released only upon sale, scrap or other disposition of reserved inventory. Inventories, net of provisions, consist of the following (in thousands):

	Mar. 31,	Mar. 31,
	2009	2008
Raw materials	$234	$367
Work-in-process	2,762	4,858
Finished goods	1,026	1,683
Total net inventory	$4,022	$6,908

Property, Plant and Equipment and Intangibles

Depreciation is computed using the straight-line method over the estimated economic lives of the assets, which are generally between three and seven years for machinery and equipment.

Amortization of leasehold improvements is computed using the shorter of the remaining terms of the leases or the estimated economic lives of the improvements. Depreciation expense relating to continuing operations for property, plant and equipment was $1.8 million, $2.1 million and $2.3 million for fiscal years ended March 31, 2009, 2008 and 2007, respectively. The Company did not have any assets leased under capital leases during the periods indicated.

Property, plant and equipment consist of the following (in thousands):

	Mar. 31,	Mar. 31,
	2009	2008
Property, plant and equipment at cost:
Land, buildings and leasehold improvements	$1,914	$2,632
Machinery and equipment	20,480	37,632
	22,394	40,264
Less accumulated depreciation and amortization	(20,047)	(35,669)
Net property, plant and equipment	$2,347	$4,594

We apply the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS 142, "Goodwill and Other Intangible Assets." We evaluate long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

  significant changes in the manner of our use of the acquired assets;

  significant changes in the strategy for our overall business; and

  significant negative industry or economic trends.

When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying value, the carrying value of the assets are reduced to their estimated fair value. The estimated fair value is usually determined based on an estimate of discounted future cash flows. Asset impairments are recorded as a reduction in the asset value in our consolidated balance sheets and as special charges in our consolidated statements of operations.

The intangible assets created by the adoption of fresh-start accounting on our emergence from bankruptcy in 2002 consist of existing technology and brand name, as well as excess enterprise value, or goodwill. The existing technology and brand name are being amortized based on a pattern-of-use method in proportion to the forecast discounted cash flows from such assets. The goodwill is not subject to amortization.

We evaluate existing technology and brand name whenever events and circumstances indicate that their fair value may be less than their carrying value. Additionally, goodwill is tested for impairment at least annually and more often if events and circumstances indicate that its fair value may be less than its carrying value. We performed the annual impairment test for goodwill in the fourth quarter of 2009, and we perform this test in the fourth quarter of each fiscal year unless the existence of triggering events indicates that an earlier review should be performed.

Adjustments to record impairment of long-lived assets or intangible assets could have a material adverse impact on our financial condition and results of operations in the period or periods in which such impairment is identified.

Other Accrued Liabilities

The following table further details "other accrued liabilities" (in thousands):

	Mar. 31,	Mar. 31,
	2009	2008
Accrued audit fees	$144	$30
Accrued legal costs	876	876
Accrued special charges	638	489
Other	892	691
Other accrued liabilities	$2,550	$2,086

Accrued miscellaneous other includes accrued liabilities relating to facility rent, other taxes and tax preparation fees, marketing costs and expenses, Board of Directors related expenses as well as other various and sundry items.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of net sales and expenses during the reporting periods. Significant estimates made in preparing these financial statements include, but are not limited to, excess and obsolete inventories, tax valuation allowance, allowance for doubtful accounts and sales returns and allowances. Actual results could differ from those estimates.

Advertising Expenses

The Company accounts for advertising costs as an expense in the period in which they are incurred. Advertising expenses were $0.3 million, $0.5 million and $0.5 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively. Advertising costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Shipping Costs

Shipping costs are included in cost of sales.

Research and Development Expenses

The Company's policy is to record all research and development expenditures with no future alternative use, as period expenses, when incurred. Research and development expenditures incurred and expensed were $6.3 million for the fiscal year ended March 31, 2009, $8.1 million for the fiscal year ended March 31, 2008 and $12.5 million for the fiscal year ended March 31, 2007.

Stock Awards

Effective April 1, 2006, the Company adopted SFAS 123R, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock awards and employee stock purchases related to the 2004 Employee Stock Purchase Plan based on estimated fair values. SFAS 123R supersedes the Company's previous accounting under APB 25 and SFAS 123 for periods beginning in fiscal 2007. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") relating to SFAS 123R. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R. The Company elected to adopt SFAS 123R using the modified prospective transition method utilizing the single option attribution approach, which requires the application of the accounting standards as of April 1, 2006, the first day of the Company's fiscal year 2007. In accordance with the modified prospective transition method, the Company's prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. The Company's consolidated financial statements as of and for the fiscal years ended March 31, 2009, 2008 and 2007 reflect the impact of SFAS 123R. (See Note 6 - Stock Compensation and Stockholders Equity)

Recent Accounting Pronouncements

In April 2009, the FASB issued FSP FAS No. 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly" (FSP FAS 157-4). FSP FAS 157-4 amends SFAS 157 and provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. This FSP will be required to be applied prospectively to all fair value measurements where appropriate and will be effective for interim and annual periods ending after June 15, 2009. Zilog will be required to implement the standard during the first quarter of fiscal 2010, which began on April 1, 2009. The Company is currently evaluating this new FSP but does not believe that its adoption will have a significant impact on its consolidated financial condition or results of operations.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, "Interim Disclosures About Fair Value of Financial Instruments" (FSP FAS 107-1 and APB 28-1). FSP FAS 107-1 and APB 28-1 amends SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," (SFAS 107) to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this FSP, fair values for these assets and liabilities were only disclosed annually. This FSP applies to all financial instruments within the scope of SFAS 107 and requires all entities to disclose the method(s) and significant assumptions used to estimate June 15, 2009. FSP FAS the fair value of financial instruments. This FSP will be effective for interim periods ending after 107-1 and APB 28-1 will result in increased disclosures in the Company's interim periods beginning in the first quarter of fiscal 2010 our fiscal quarter ending June 28, 2009.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141R). SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the business being acquired and the goodwill acquired. SFAS No. 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. In April 2009, the FASB issued FSP FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies (FSP FAS 141R-1). FSP FAS 141R-1 amends and clarifies SFAS No. 141R to address application issues on initial recognition and measurement, subsequent measurement and accounting and disclosure of assets and liabilities arising from contingencies in a business combination. SFAS No. 141R and FSP FAS 141R-1 are effective for fiscal years beginning after December 15, 2008, and will be adopted by the Company in the first quarter of fiscal 2010, our fiscal quarter ending June 28, 2009. The Company is currently evaluating this new FSP but does not believe that its adoption will have a significant impact on its consolidated financial condition or results of operations.

NOTE 2. GOODWILL AND INTANGIBLE ASSETS

The Company has adopted the provisions of SFAS 142, under which goodwill and intangible assets with indefinite lives are not amortized, but are reviewed annually or more frequently if impairment indicators arise. In connection with its reorganization in 2002, the Company recorded a valuation allowance against deferred tax assets and recorded deferred income tax liabilities and income tax contingencies in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies." Since 2002, the Company has reassessed and updated its deferred income tax liabilities and income tax contingencies requirements and reduced the associated liabilities as an adjustment to goodwill. In addition, reductions in the valuation allowance that were established as liabilities on the consolidated balance sheets under fresh-start reporting in 2002 have been recorded as a reduction in the carrying value of goodwill. No such reassessments or adjustments were recorded for the fiscal years ended March 31, 2009 and 2008.

Intangible assets established in connection with the Company's fresh-start reporting, separable intangible assets that are deemed to have defined lives (primarily related to existing technology and brand name), are being amortized utilizing the pattern-of-use method over estimated useful lives ranging from 3 to 10 years. During the fiscal year ended March 31, 2009 the Company recorded an impairment charge of $1.7 million. Changes in the carrying value of separable intangible assets for the periods indicated are as follows (in thousands):

	Existing	Brand	Total
	Technology	Name	Intangibles
Balance at March 31, 2007	$172	$3,317	$3,489
Amortization during fiscal 2008	(124)	(837)	(961)
Balance at March 31, 2008	48	2,480	2,528
Amortization during fiscal 2009	(48)	(753)	(801)
Impairment recorded during fiscal 2009	-	(1,727)	(1,727)
Balance at March 31, 2009	$-	$-	$-

Consistent with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS 142, "Goodwill and Other Intangible Assets", the Company annually reviews the carrying values of its Goodwill and Intangible assets to determine if portions of the carrying value may be impaired. Based upon the Company's analysis, the carrying value of its Goodwill of $2.2 million on March 31, 2009, was not impaired as the market value as determined by market capitalization exceeded book value. Based upon relevant factors including the current economic conditions and the sale of a significant portion of the Company's business in February 2009, estimates and the analysis of associated discounted future cash flows indicated the impairment of the carrying value of the intangible assets as of March 31, 2009.

NOTE 3. DISCONTINUED OPERATIONS

During fiscal 2009 the company experienced a significant reduction in sales reflecting lower demand for product and the global worldwide recession. Following a review of its strategy in light of an anticipated continuation of contraction in the market place, on February 18, 2009, the Company sold its universal remote control and secured transaction processor businesses to Maxim and UEI for approximately $31 million in cash including $3.1 million that is held in escrow to satisfy any losses incurred by Maxim or UEI that may result from inaccuracies in the Company's representations and warranties in the acquisition agreement or the Company's failure to fulfill certain obligations in the acquisition agreement. The escrow is scheduled to be released 50% after 6 months and 100% after 12 months. A gain on the sale of $21.6 million was recorded. In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets", the assets and liabilities, results of operations and cash flows related to the sale businesses, have been classified as discontinued operations in the consolidated financial statements for all periods presented through the date of the sale. Cash flows associated with the sale businesses have been segregated in the consolidated statements of cash flows as separate line items within operating, investing and financing activities. As a result, our historical financial statements have been restated to exclude assets, liabilities and results of operations and cash flows related to the discontinued operations. Restatement of these balances may make reconciliation or reference to previously filed financial statements difficult.

The following table summarizes results from discontinued operations (in thousands):

	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
Net sales	$23,214	$22,577	$24,023
Cost of sales	11,965	11,299	13,567
Gross margin	11,249	11,278	10,456

Operating expenses:
Research and development	7,870	8,348	7,945
Selling, general and administrative	511	643	641
Special charges and credits	3,123	-	-
Total operating expenses	11,504	8,991	8,586
Operating profit (loss)	(255)	2,287	1,870

Total other income (expense), net	11	(18)	(15)
Net profit (loss) before provision for income taxes	(244)	2,269	1,855
Provision for income taxes	128	446	641
Net profit (loss) from discontinued operations	(372)	1,823	1,214
Gain from sale of discontinued operations, net of tax	21,606	-	-
Net income from discontinued operations	$21,234	$1,823	$1,214

The following table summarizes assets and liabilities classified as discontinued operations (in thousands):

	Mar. 31,	Mar. 31,
	2009	2008
ASSETS:
Current assets:
Accounts receivable, net	$960	$4,631
Inventories, net	-	1,505
Prepaid expenses and other current assets	-	397
Total current assets of discontinued operations	960	6,533

Property, plant and equipment, net	-	2,009
Other assets	-	194
Total assets of discontinued operations	$960	$8,736

LIABILITIES:
Current liabilities:
Accounts payable	$1,256	$2,275
Income taxes payable	-	22
Accrued compensation and employee benefits	-	132
Other accrued liabilities	-	8
Deferred income on shipments to distributors, net	-	296
Total current liabilities of discontinued operations	1,256	2,733

Other non-current tax liabilities	-	-
Total liabilities of discontinued operations	$1,256	$2,733

The following table summarizes the gain on sale of discontinued operations (in thousands):

Mar. 31,
2009
Gross proceeds from sale	$31,000
10% Escrow	(3,100)
Reimbursable items	281

Transactions costs	(3,219)
Other charges and expenses including taxes	(1,229)
Cost of inventory related to the sale	(2,127)

Gain (loss) from sale of discontinued operations, net of tax	$21,606

NOTE 4. SPECIAL CHARGES AND CREDITS

Fiscal 2009 Special Charges and Credits Analysis

Associated with the Company's continued focus to reduce costs and streamline its activities, the Company completed its plan to outsource its test production operations formerly performed in its Philippines facility to third parties, completed a worldwide workforce reduction including consolidation and elimination of certain office sites, began the outsource of certain IT functions and hardware facilities to third parties and consolidated its Headquarters functions onto one floor of its San Jose facility. During fiscal 2009, the Company incurred $3.1 million of reorganization, severance and termination costs including $1.1 million associated with its test outsource, $1.6 million for its worldwide workforce reduction, and $0.4 million of severance and other costs related to certain office closures and consolidations. The Company also wrote-off certain assets totaling $1.5 million, including $0.8 million of lease costs, leasehold improvements and obsolete equipment associated with its San Jose headquarters consolidation and $0.7 million pertaining to facilities, hardware and software costs for its IT outsource plan.

Additionally, the Company incurred an impairment charge of $1.7 million relating to certain intangible assets originally created by the adoption of fresh-start accounting on its emergence from bankruptcy in 2002. Consistent with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS 142, "Goodwill and Other Intangible Assets", we annually review the carrying values of goodwill and intangible assets to determine if portions of the carrying value may be impaired. Based upon its analysis, the carrying value of goodwill of $2.2 million on March 31, 2009, was not impaired as the market value as determined by market capitalization exceeded book value. Based upon relevant factors including the current economic conditions and the sale of a significant portion of its business in February 2009, the analysis of discounted future cash flows indicated the impairment of the remaining carrying value of its intangible assets as of March 31, 2009. Accordingly the Company recorded charges of $1.7 million to fully impair such remaining intangible assets.

Fiscal 2008 Special Charges and Credits Analysis

As part of the Company's ongoing efforts to reduce costs and streamline activities, in November 2007, the Company initiated a plan to outsource its test operations previously performed in its Philippines facility to third parties. The Company also reorganized certain of its sales offices and relocated its corporate headquarters to a new facility in San Jose, California. During fiscal 2008, the Company incurred $1.3 million of severance, benefits related costs, transition, conversion and equipment costs related to its test outsourcing activity and other reorganization costs including the relocation to its new corporate headquarters facility, $0.9 million for severance, benefits and other costs related to its research and development site consolidation activities, $0.3 million of period expenses the Company incurred to sustain the dormant MOD II facility until it was sold in May 2007 for a net sales price of $3.1 million, partially offset by $0.5 million credit primarily representing a refund received from its Philippines defined benefit plan.

Fiscal 2007 Special Charges and Credits Analysis

As part of the Company's ongoing efforts to reduce costs and streamline activities, in March 2007, a plan of action was initiated to consolidate certain research and development activities and transfer certain of these activities from its Shanghai, China and Seattle, Washington facilities to its San Jose, California and Meridian, Idaho facilities. During fiscal 2007, the Company incurred $1.0 million of severance and benefits costs related to this restructuring activity, which have been recorded as special charges. Other severance and benefit related costs of $0.8 million the Company incurred as a result of changes in Company's CEO position including departure costs for the Company's former CEO and new hire costs for the Company's current CEO, Darin G. Billerbeck. In addition, the Company continued to incur period expenses of $0.6 million to sustain the dormant MOD II facility included in assets held for sale on the consolidated balance sheets as of March 31, 2007. In May 2007, the MOD II facility was sold for a net sales price of $3.1 million.

Special charges and credits in fiscal 2009, fiscal 2008 and fiscal 2007 were as follows (in thousands):

	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
Asset impairments:
Impairment of intangible assets	$1,727	$-	$-
Write-off of property, plant, equipment
and other assets	1,504	-	-

Restructuring of operations:
Reorganization, severance and termination benefits	3,188	2,252	1,859
Defined benefit plan refund and other	(101)	(526)	-
MOD II sustaining and other selling costs	-	248	612
Total special charges and credits	$6,318	$1,974	$2,471

The following table details the beginning balance as of March 31, 2007 and the accrued special charges for the periods indicated (in thousands):

	Severance
	and	MOD II
	Termination	Closure
	Benefits	Costs	Total
Balance at March 31, 2007	$1,215	$-	$1,215
Provisions to special charges	1,726	248	1,974
Cash payments	(2,452)	(248)	(2,700)
Balance at March 31, 2008	489	-	489
Provisions to special charges	2,160	-	2,160
Cash payments	(2,011)	-	(2,011)
Balance at March 31, 2009	$638	$-	$638

NOTE 5. RETIREMENT AND PENSION PLANS

The Company has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Under the 401(k) Plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company may make matching contributions on behalf of each participating employee in an amount equal to 100% of the participant's deferral contribution, up to 1.5% of the participant's compensation on a quarterly basis. The Company may also make additional discretionary contributions to the 401(k) Plan. Matching contributions to the 401(k) Plan were $0.1 million for fiscal year ended March 31, 2009, $0.2 million for the fiscal year ended March 31, 2008 and $0.1 million for the fiscal year ended March 31, 2007. There were no discretionary contributions made in the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

The Company's Philippines subsidiary maintains a defined benefit pension plan for local employees, which is consistent with local statutes and practices. As of March 31, 2009, the pension plan was over-funded by approximately $0.3 million which is classified as other assets on the consolidated balance sheet. The over-funded position reflects a decline in the number of employees who are eligible for entitlements under the plan and the associated projected benefit obligation as compared to the fair value of the plan. During fiscal 2009, $0.2 million is included as a reclassification adjustment of other comprehensive income as a result of being recognized as a component of net periodic benefit costs for fiscal 2009.

In April 2007, the Company requested, and was granted, certain contribution refunds and in May 2007, the Company received $0.7 million.

The Company adopted SFAS 158, which supersedes the previous accounting under SFAS 87 and its associated literature, for the fiscal year ended March 31, 2008.

NOTE 6. STOCK-BASED COMPENSATION AND STOCKHOLDERS' EQUITY

Common Stock

The following description summarizes information regarding the Company's capital stock after confirmation of the plan of reorganization. This information is subject in all respects to applicable provisions of ZiLOG's amended and restated certificate of incorporation and its amended and restated bylaws.

General

The Company's authorized capital stock consists of 60,000,000 shares of common stock, par value $0.01 per share. The holders of outstanding shares of common stock are entitled to receive dividends or distributions as may be lawfully declared by the Board of Directors. In the event that the corporation is dissolved, the holders of common stock would be entitled to share ratably in all assets that may be available for distribution after the satisfaction of all liabilities. The common stock has no preemptive or conversion rights and is not subject to redemption. All outstanding shares of common stock are fully paid and non-assessable.

Voting

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of a majority of the outstanding shares of common stock must approve all matters brought before the stockholders, except as otherwise required by the Delaware General Corporation Law and except as otherwise set forth below.

Employee Stock Purchase Plan

The 2004 Employee Stock Purchase Plan ("2004 ESPP") was adopted by the Compensation Committee of the Company's Board of Directors on December 17, 2003 and was approved by the Company's stockholders on February 12, 2004. The 2004 ESPP became effective on May 15, 2004. A total of 1,250,000 shares of common stock have been reserved for issuance under the 2004 ESPP to eligible employees. These shares will be either authorized as un-issued shares, or shares that have been reacquired by the Company. The 2004 ESPP is implemented by 12-month offering periods, each of which is composed of four 3-month purchase periods. Four overlapping offering periods generally commence during each fiscal year, with an offering period commencing on the first day of each fiscal quarter. Four purchase periods also commence during each fiscal year, with a purchase period commencing on the first day of each fiscal quarter. An eligible employee is granted an option at the start of the offering period to purchase shares of the Company's common stock with payroll deductions ranging from 1% to 15% of their eligible compensation during the offering period. The payroll deductions are accumulated and, at the end of each purchase period, applied to purchase shares of common stock, unless the employee withdraws from the 2004 ESPP prior to such date. The purchase price is the lower of 85% of the fair market value of the common stock either on the first business day of the applicable offering period or the last business day of the purchase period within such offering period.

At March 31, 2009, a total of 323,054 shares of the Company's common stock have been purchased under the 2004 ESPP, leaving a total of 926,946 shares available to be purchased.

Stock Repurchase Programs

The Company's Board of Directors approved the 2003 stock repurchase program on April 17, 2003, under which the Company may repurchase up to 500,000 shares of its outstanding common stock. As of March 31, 2009, the Company had repurchased 405,164 shares of its common stock under this program from employees, former employees and others, pursuant to repurchase rights, at an aggregate cost of $2.1 million.

The Company's Board of Directors approved the 2004 stock repurchase program on July 29, 2004, pursuant to which the Company may repurchase up to $5.0 million in market value of its outstanding shares of common stock. As of March 31, 2009, the Company had repurchased 572,100 shares under this program at an aggregate cost of $4.4 million.

Other stock repurchases were approved by the Board of Directors and include the repurchase of 92,735 shares of common stock from a former officer in 2004 at a fair market purchase price of $6.20 per share in consideration for the repayment of loans payable to the Company totaling $0.6 million, the repurchase of 17,389 shares from former employees during fiscal 2006, as consideration for the repayment of loans payable to the Company totaling less than $0.1 million and the repurchase of 73,151 shares during fiscal 2007 from the Company's Chief Financial Officer, Perry J. Grace, as consideration for the repayment of loans payable to the Company totaling less than $0.3 million Additionally, during fiscal 2009, the Company repurchased 23,313 shares of common stock from its former Chief Technical Officer, Norm Sheridan and 23,261 shares of common stock from its Chief Financial Officer, Perry Grace having a combined value of approximately $0.1 million to cover withholding taxes in connection with the release of vested shares of common stock.

As of March 31, 2009, stock repurchases for the 2003 and 2004 stock repurchase programs and other stock repurchases totaled 1,207,113 shares with a net aggregate cost of $7.6 million, which are comprised of the following:

	Treasury Shares Outstanding
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
2003 Repurchase Program	405,164	405,164	405,164
2004 Repurchase Program	572,100	572,100	572,100
Other Repurchases	229,849	183,275	110,124
Ending Balance	1,207,113	1,160,539	1,087,388

Net aggregate cost ($000's)	$ 7,563	$ 7,456	$ 7,174

2004 Omnibus Stock Incentive Plan

The 2004 Omnibus Stock Incentive Plan (the "2004 Plan") was adopted by the Compensation Committee of the Company's Board of Directors on December 17, 2003 and was approved by the Company's stockholders on February 12, 2004. The 2004 Plan became effective on March 10, 2004. The 2004 Plan was amended and approved by the Company's stockholders on September 6, 2007. Under the 2004 Plan, the committee may grant incentive stock options ("ISO"), non-statutory stock options ("NSO") or restricted shares to certain employees, officers, directors, advisors and consultants of the Company who may purchase up to 3,000,000 shares of the Company's common stock, par value $0.01 per share.

In general, the options and shares granted pursuant to the 2004 Plan are exercisable at such time or times, and subject to such terms and conditions (including the vesting schedule, period of exercisability and expiration date) as the Compensation Committee determines, in the applicable option agreement. The exercise price per share, payable upon the exercise of an option, is established by the committee at the time of the grant and is not less than the par value per share of common stock on the date of the grant and in the case of an ISO generally is not less than 100% of the fair market value per share on the date of grant.

In general, restricted stock awards granted pursuant to the 2004 Plan are subject to the restricted stock award agreement that reflects the terms, conditions and restrictions related to the restricted stock award. The agreement includes, among other things, the period during which the restricted stock is subject to forfeiture, the imposition of any performance-based conditions or other restrictions on the award, if any.

2002 Omnibus Stock Incentive Plan

Common Stock

The 2002 Omnibus Stock Incentive Plan (the "Omnibus Plan") was adopted by the Board of Directors in May 2002. Subject to adjustment pursuant to the terms of the Omnibus Plan, the Compensation Committee of the Board of Directors may grant options to purchase up to an aggregate of 1,058,140 shares of the Company's common stock. Stock options granted under the Omnibus Plan were permitted to be: (1) incentive stock options or non-qualified stock options, or (2) EBITDA-linked options and/or non-EBITDA linked options. The term of a non-EBITDA-linked option is determined by the Compensation Committee at the time of grant, but will not exceed ten years.

Each EBITDA-linked option will be immediately exercisable on the date of grant and cliff-vest on the sixth anniversary from the date of grant. Vesting can be accelerated for EBITDA-linked options based on the "adjusted EBITDA," as defined, reported for the immediately preceding 12-month period as follows: (1) one-third if the Company reports adjusted EBITDA for the previous 12 months in excess of $17.2 million, (2) two-thirds if the Company reports adjusted EBITDA for the previous 12 months in excess of $25.7 million, and (3) 100% if the Company reports adjusted EBITDA for the previous 12 months in excess of $30.0 million.

In accordance with Securities and Exchange Commission guidelines, EBITDA figures presented in this Form 10-K represent a non-GAAP measure of liquidity. EBITDA reflects net income (loss) adjusted for non-cash items, interest and income taxes. Management uses a separate "adjusted EBITDA" calculation for purposes of determining certain employees' incentive compensation and, subject to meeting specified adjusted EBITDA amounts, for accelerating the vesting of EBITDA-linked options. This measure of adjusted EBITDA was approved as part of the plan of reorganization. Adjusted EBITDA excludes interest, income taxes, effects of changes in accounting principles and equity adjustments and non-cash charges such as depreciation, amortization, in-process research and development, and stock-based compensation expense. It also excludes cash and non-cash charges associated with special charges and credits, which represent operational restructuring charges, including asset write-offs, employee termination costs, and lease termination costs. The differences between EBITDA and ZiLOG's adjusted EBITDA relate to the following cash-settled reorganization and special items that are added-back in adjusted EBITDA computations:

  Employee retention bonuses, severance pay and termination benefits;

  Professional fees for debt restructuring;

  Lease termination costs;

  Termination and exit charges; and

  MOD III closure costs.

At March 31, 2009, 167,285 shares of EBITDA-linked options were vested and outstanding (granted, net of cancellations and exercises) even though the adjusted EBITDA thresholds have not been satisfied. The per share exercise price of shares purchasable under an EBITDA-linked option is $5.52 and each such option will be exercisable for ten years after the date such option is granted, unless earlier terminated. In general, non-EBITDA-linked options granted pursuant to the Omnibus Plan will be exercisable at such time or times and subject to such terms and conditions (including the vesting schedule, period of exercisability and expiration date) as the Compensation Committee determines, in the applicable award agreements or thereafter. The exercise price per share payable upon the exercise of an option will be established by the committee, in its sole discretion, at the time of grant.

Restricted Stock

The Company is permitted to grant up to 1,220,930 restricted shares of common stock under the Omnibus Plan. The restricted shares granted vest in accordance with the terms stipulated for each individual grant as approved by the Compensation Committee of the Company's Board of Directors at the time of grant.

The Omnibus Plan was amended by the Company's Board of Directors on October 18, 2002, subsequent to the passing of the Sarbanes-Oxley Act of 2002, and no longer allows the Compensation Committee to make loans available to participants with respect to certain restricted stock awards for the payment of any federal or state income tax attributable to the restricted stock award.

When a holder of restricted shares exercises their right of ownership before the restricted share is vested, the holder will receive shares of restricted stock equal to the number of shares exercised. If the holder terminates employment or service before the restrictions on the restricted stock have lapsed, then the Company has the right to repurchase these shares.

At March 31, 2009 there were no outstanding loans to officers of the Company.

Stock-based Compensation

For the fiscal years ended March 31, 2009, March 31, 2008 and March 31, 2007, respectively, the Company recorded $1.3 million, $0.7 million and $1.3 million, respectively, of stock-based compensation expense for continuing operations.

Stock based compensation expense, for continuing operations, for the fiscal year ended March 31, 2009 includes the grant of 234,600 shares associated with the first half fiscal 2009 employee incentive plan. No awards were granted in the second half as incentive goals were not achieved. A total of 167,138 shares of restricted stock have been granted for the fiscal 2010 employee incentive plan. Such shares are earned by certain employees and restrictions removed only when certain cash generation targets are achieved or on change in control of the Company.

Stock Plan Activity

A summary of the Company's stock plan activity for the periods indicated is as follows:

				Weighted-
			Weighted-	Average
	Shares		Average	Remaining	($000's)
	Available	Options	Exercise Price	Contractural Term	Aggregate
	for Grant	Outstanding	(per share)	(in years)	Intrinsic Value
Balance as of March 31, 2006	1,121,381	1,803,309	$6.45	8.02	$247
Restricted shares granted	(116,386)	-	0.01
Options granted	(777,050)	777,050	4.07
Options exercised	-	(122,067)	2.04
Options cancelled	672,235	(672,235)	6.88
Restricted shares cancelled	75,500	-	0.01
Balance as of March 31, 2007	975,680	1,786,057	5.55	7.99	782
Approved shares added to plan	1,500,000	-	-
Restricted shares granted	(27,114)	-	-
Options granted	(761,923)	761,923	3.49
Options exercised	-	(100,670)	3.08
Options cancelled	364,574	(364,574)	5.73
Restricted shares cancelled	24,350	-	-
Restricted shares repurchased	73,151	-	-
Balance as of March 31, 2008	2,148,718	2,082,736	4.89	7.98	323
Approved shares added to plan	-	-	-
Restricted shares granted	(265,268)	-	-
Options granted	(94,139)	94,139	3.21
Options exercised	-	(5,240)	2.70
Options cancelled	356,591	(356,591)	4.57
Restricted shares cancelled	79,595	-	-
Options PP Adj per Valuation Disclosure	481	(481)	4.89
Balance as of March 31, 2009	2,225,978	1,814,563	$4.87	6.15	$ 3

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (i.e., the difference between the Company's closing stock price on the last trading day of each respective fiscal year ended March 31, and the exercise price, times the number of shares) that would have been received from the option holders had all option holders exercised their options on March 31. This amount changes as the fair market value of the Company's stock fluctuates. There were 5,240 options exercised during the years ended March 31, 2009 with a total intrinsic value of $14 thousand. Total intrinsic value of options vested and expected to vest is approximately $3 thousand as of March 31, 2009.

The following table summarizes information about stock options outstanding as of March 31, 2009:

	Options Outstanding			Options Exercisable
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
	Number	Remaining	Exercise		Exercise
Range of Exercise Prices	Shares	Contractual	Price	Shares	Price
per share	Outstanding	Life (in years)	(per share)	Exercisable	(per share)
$2.16-$2.85	189,228	6.12	$2.69	126,907	$2.69
$3.14-$3.15	19,750	9.33	3.14	8,438	3.14
$3.16-$3.16	324,663	7.80	3.16	125,168	3.16
$3.19-$3.85	215,320	8.11	3.56	131,981	3.52
$3.91-$4.29	123,398	6.01	4.07	87,984	4.07
$4.31-$4.31	400,000	7.83	4.31	216,667	4.31
$4.41-$5.43	71,500	6.10	4.61	49,417	4.63
$5.52-$5.52	247,954	1.97	5.52	244,204	5.52
$6.20-$12.44	212,600	3.51	11.31	212,600	11.31
$13.58-$14.30	10,150	0.23	13.69	10,150	13.69
$2.16-$14.30	1,814,563	6.15	$4.87	1,213,516	$5.47

Options that were exercisable as of March 31, 2009, 2008 and 2007 were 1,213,516, 724,393 and 625,922, respectively.

Stock-Based Compensation

The Company has a stock-based compensation program that includes non-statutory stock option awards and restricted stock awards ("RSAs"). Stock options are generally time-based, vesting 25% on the first anniversary of the grant-date and monthly thereafter over four years and expire ten years from the grant-date.

The following table sets forth the total stock-based compensation expense resulting from stock options, restricted stock awards and ESPP included in the respective expense categories of the Company's consolidated statements of operations (in thousands):

	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
Expense Category	2009	2008	2007

Cost of sales	$137	$126	$66
Research and development	221	177	205
Selling, general and administrative	966	418	1,076
	$1,324	$721	$1,347

No income tax benefit was realized from stock option exercises during the fiscal years ended March 31, 2009, 2008 and 2007. In accordance with SFAS 123R, the Company presents excess tax benefits from the exercise of stock options, if any, as financing cash flows rather than operating cash flows.

The weighted-average exercise price of options granted for the fiscal years ended March 31, 2009, 2008 and 2007, were $3.21, $3.49 and $4.07 per share, respectively.

The fair value of stock-based awards was estimated on the date of grant using the Black-Scholes valuation pricing model based on the following weighted-average assumptions:

Stock Options
	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
Annual average risk-free interest rate	2.6%	3.8%	4.7%
Estimated life in years	4.8	5.0	5.0
Dividend yield	0.0%	0.0%	0.0%
Volatility	51.9%	45.3%	45.9%

The fair value of employee stock purchases was estimated using the Black-Scholes valuation pricing model based on the following weighted-average assumptions:

Employee Stock Purchase Plan
	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
Risk-free interest rate	2.4%	3.5%	4.8%
Estimated life in years	0.7	0.8	0.6
Dividend yield	0.0%	0.0%	0.0%
Volatility	57.6%	38.6%	50.6%

The Company calculates its expected volatility based on the historical and implied volatility of a peer group of publicly traded entities as the Company has lacked sufficient historical market data on its common stock commensurate with its expected term.  The historical volatility is based on the daily closing common stock prices of the peer group over a period equal to the expected term of the option.  Market-based implied volatility is determined using market data from actively traded options of the peer group's stock. These options are at-or near-the-money traded options and are at a point in time as close to the grant of the employee options as reasonably practical and with similar terms to the employee share options, or a remaining maturity of at least 6 months if no similar terms are available.   The Company does not believe that one estimate is more reliable than any other and as such uses a 50/50 blend of historic and market-based implied volatility to determine volatility when calculating incentive stock compensation expense. Effective April 1, 2009, beginning the Company's 2010 fiscal year, the Company expects to use its own volatility measures as there will be sufficient trading history to cover the expected term of the Company's option grants.

The computation of expected life is based on a combination of historical and expected exercise patterns. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

The weighted-average exercise price of options granted and the weighted-average fair value of employee stock purchases are as follows:

	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
Weighted-average exercise price of options granted
during the period	$3.21	$3.49	$4.07
Weighted-average fair value of employee stock options
granted durung the period	$1.49	$1.59	$1.89
Weighted-average fair value of employee stock
purchases under employee stock purchase plan
during the period	$0.87	$0.86	$0.78

As of March 31, 2009, $1.0 million of total unrecognized compensation costs related to stock options are expected to be recognized over a weighted-average remaining period of 2.1 years. The total unrecognized compensation costs related to RSAs as of March 31, 2009 of $25,000 are expected to be recognized over a weighted-average remaining period of 0.2 years.

NOTE 7. DEFERRED INCOME

The Company ships products to distributors who, contractually have rights of return and/or price protection on unsold merchandise held by them. As such, revenue and the associated product costs are deferred until products are resold by the distributors to end users (sell-through method). Although revenue is deferred until it is resold, title of products sold to distributors transfers upon shipment. Accordingly, shipments to distributors are reflected in the consolidated balance sheets as accounts receivable and a reduction of inventories at the time of shipment. Deferred revenue and the corresponding cost of sales on shipments to distributors that are unsold are reflected in the consolidated balance sheets on a net basis as "Deferred income, net of costs".

On February 18, 2009, the Company sold its universal remote control and secured transactions processor businesses. Of the total consideration approximately $3.1 million remains in escrow at March 31, 2009 to account for any unexpected post-transaction discrepancies. The escrow is scheduled to be released 50% after 6 months and 100% after 12 months. This escrow amount is also included in other current assets on the consolidated balance sheet at March 31, 2009.

The following table represents the details of deferred income for the periods indicated (in thousands):

	Mar. 31,	Mar. 31,
	2009	2008
Deferred gross income on shipments to distributors	$7,899	$8,174
Deferred cost associated with shipments to distributors	(2,975)	(2,900)
Deferred income on shipments to
distributors, net	4,924	5,274
Discontinued operations , deferred income
on shipments to distributors, net	-	297

Discontinued operations, deferred
income on escrow	3,100	-

Total deferred income, net	$8,024	$5,571

NOTE 8. SHORT TERM DEBT

During the fiscal year ended March 31, 2008, the Company entered into a short term financing agreement totaling $1.4 million. Borrowings on the agreement bear interest at a rate per annum equal, at the Company's option, at the Lender's stated prime rate or LIBOR, plus 1.75%. As of March 31, 2009, the company had $0.3 million of borrowings outstanding and $0.3 million in standby letters of credit, respectively, issued to vendors. As of March 31, 2008, the Company had $0.7 million of borrowings outstanding under this agreement and $0.3 million of standby letters of credit, respectively, issued to vendors.

NOTE 9. NET INCOME (LOSS) PER SHARE

The following table presents the calculation of basic and diluted net loss per share of common stock for the periods indicated (in thousands, except per share data):

	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
Net income (loss), as reported	$3,184	$(9,291)	$(9,038)

Weighted-average shares, basic	17,031	16,893	16,665
Weighted-average shares, diluted	17,114	16,893	16,665

Basic and diluted net income (loss) per share	$0.19	$(0.55)	$(0.54)

At March 31, 2009, March 31, 2008 and March 31, 2007, options to purchase 1.9 million, 1.6 million and 1.3 million shares of common stock, respectively, are excluded from the determination of diluted net income (loss) per share, as the effect of such shares is anti-dilutive.

NOTE 10. INCOME TAXES

The components of income (loss) before provision for income taxes are as follows (in thousands):

	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
United States	$(4,574)	$(1,152)	$(2,100)
Foreign	8,081	(6,840)	(4,750)
Total income (loss) before provision for income taxes	$3,507	$(7,992)	$(6,850)

The provision for income taxes consists of the following (in thousands):

	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
Federal
Current	$(13)	$1,069	$(226)
Deferred	-	-	1,760
	(13)	1,069	1,534

Foreign
Current	322	230	654

Total consolidated provision for income taxes	$309	$1,299	$2,188

Total provision for income taxes - continuing operations	$181	$853	$1,547
Total provision for income taxes - discontinued operations	128	446	641
Total consolidated provision for income taxes	$309	$1,299	$2,188

The provision for income taxes differs from the amount computed by applying the statutory income tax rate of 34% to income (loss) before taxes. The provision and tax effects of the differences are as follows (in thousands):

	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
Computed expected benefit	$1,196	$(2,708)	$(2,329)
Foreign taxes	(2,859)	2,614	628
Foreign losses (benefited) not benefited	-	-	(93)
Deferred tax assets not benefited	1,814	1,278	1,880
Amortization of deferred income tax charge	-	1,320	1,760
Stock-based compensation not deductible	290	-	488
Non-deductible items	145	-	71
Other	(277)	(1,205)	(217)
Total consolidated provision for income taxes	$309	$1,299	$2,188

Total provision for income taxes - continuing operations	$181	$853	$1,547
Total provision for income taxes - discontinued operations	128	446	641
Total consolidated provision for income taxes	$309	$1,299	$2,188

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

	Mar. 31,	Mar. 31,
	2009	2008
Deferred tax liabilities:
Intangible assets	$(789)	$(1,791)
Other	(50)	(838)
Total deferred tax liabilities	(839)	(2,629)

Deferred tax assets:
Net operating loss carryforwards	16,722	16,403
Accruals and allowances not currently deductible	2,212	3,186
Deferred revenue	868	1,219
Tax credit carryforwards	785	271
Property, plant and equipment	3,084	3,018
Total deferred tax assets	23,671	24,097
Net deferred tax assets	22,832	21,468
Valuation allowance	(22,832)	(21,468)
Deferred income taxes	$-	$-

Balance Sheet Presentation - Deferred Tax Assets & Liabilities:

	Mar. 31,	Mar. 31,
	2009	2008
Total deferred tax assets:	$839	$2,629
Less: non-current portion - deferred tax asset	(829)	(2,366)
Net current deferred tax assets	$10	$263

Total deferred tax liabilities:	$(839)	$(2,629)
Less: non-current portion - deferred tax liability	829	2,366
Net current deferred tax liability	$(10)	$(263)

A valuation allowance is required to be recorded if in management's judgment, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Based on available evidence, management has concluded that a valuation allowance is necessary to reduce the net deferred tax asset.  Accordingly, deferred tax assets have been recognized only to the extent of deferred tax liabilities. The valuation allowance decreased by approximately $1.4 million for the fiscal year ended March 31, 2009 as compared to the fiscal year ended March 31, 2008. This net decrease was primarily attributable to the increases in certain tax credits and state and foreign NOLs.

The Company has federal and state net operating loss carry forwards ("NOLs") of $34.5 million and $57.9 million, respectively. The federal NOLs will begin to expire in 2024 if not utilized, and the state NOLs will begin to expire in 2015, if not utilized.

The Company has federal and state research and development tax credit carry forwards of approximately $2.8 million and $2.2 million, respectively. If not utilized, the federal tax credit carry forward will begin to expire in 2025. The California tax credit can be carried forward indefinitely.

In November 2005, the FASB issued Staff Position No. FAS 123(R)-3, "Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards". The Company has elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool ("APIC pool") related to the tax effects of employee stock-based compensation and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R).

The Company has elected to track the portion of its federal and state net operating loss carryforwards attributable to stock option benefits, in a separate memo account pursuant to SFAS 123(R). Therefore, these amounts are no longer included in the Company gross or net deferred tax assets. Pursuant to SFAS 123(R), the benefit of these net operating loss carryforwards will only be recorded to equity when they reduce cash taxes payable. The amount recorded in the memo account cumulatively as of March 31, 2009 were not material.

The Company adopted the provisions of Financial Standards Accounting Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes", an interpretation of FASB Statement No. 109 ("FIN48") effective April 1, 2007. As of March 31, 2009, the total amount of unrecognized tax benefits including accumulated interest and penalty was approximately $5.4 million of which $4.6 million recorded as a deferred tax asset that is fully offset by a valuation allowance and $0.9 million which if recognized, would affect the Company's effective tax rate. The calculation of unrecognized tax benefits involves dealing with uncertainties in the application of complex global tax regulations. Management assesses the Company's tax positions in light of legislative, bilateral tax treaty, regulatory and judicial developments in the countries in which the Company does business.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at April 1, 2008	$5,167
Additions based on tax positions related to the current year	28
Additions for tax positions of prior years	68
Other - foreign exchange	125
Balance at March 31, 2009	$5,388

The Company recognizes interest in accordance with Paragraph 15 of FIN48 and recognizes penalties in accordance with Paragraph 16 of FIN48 which are classified as part of income taxes. The total amount of interest and penalty recognized in the fiscal year ended March 31, 2009 is $0.1 million and the accumulated amount of interest and penalty recognized as of March 31, 2009 is $0.1 million.

The Company's operations are subject to income and transaction taxes in the United States and in multiple foreign jurisdictions.  Significant estimates and judgments are required in determining its worldwide provision for income taxes.  Some of these estimates are based on interpretations of existing tax laws or regulations and as a result the proper amount of tax liability may be uncertain.

Tax authorities may challenge the allocation of profits between the Company's subsidiaries and may challenge certain tax benefits claimed on its tax returns, and the Company may not prevail in any such challenge.  If the Company were not to prevail, it could be subject to higher tax rates or lose certain tax benefit that could result in a higher tax rate.

The Company is subject to taxation in the United States and various states and foreign jurisdictions. There are no ongoing examinations by taxing authorities at this time. The Company's various tax years beginning in 2001 through 2008 remain open in various taxing jurisdictions. The Company does not anticipate any significant changes to the FIN48 liability for unrecognized tax benefits within one year of this reporting date of its unrecognized tax benefits.

The Company provides for U.S. income taxes on the earnings of foreign subsidiaries unless they are considered permanently reinvested outside of the U.S. At March 31, 2009, the cumulative amount of earnings upon which U.S. income tax has not been provided is approximately $6.9 million as such earnings are considered permanently reinvested. It is not practicable to determine the U.S. income tax liability that would be payable if such earnings is not reinvested indefinitely.

In connection with its reorganization in 2002, the Company recorded income tax contingencies in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies." These contingencies were attributable to the Company's reorganization and included contingent liabilities related to the establishment of the MOD III special purpose subsidiary. The Company reverses the contingent liabilities previously recorded as the statute of limitations expires. For the fiscal years ended March 31, 2009 and 2008, the Company recorded a reversal of zero and zero, respectively, of these contingencies from long-term liabilities, with a resulting reduction in goodwill from $6.7 million as of March 31, 2007, to $2.2 million as of March 31, 2008 and March 31, 2009.

During the fiscal year ended March 31, 2009, the fiscal year ended March 31, 2008 and the fiscal year ended March 31, 2007 the Company's income tax provision was $0.3 million, $1.3 million and $2.2 million, respectively, which primarily reflects amortization of deferred charges, which have been fully amortized as of March 31, 2009 and provisions for taxes in certain profitable foreign jurisdictions. The Company provides for income tax expense in foreign jurisdictions where its foreign subsidiaries operations generate profits that are taxable. The Company's income tax expense reflects the estimated annual effective tax rate at that time based on projections of operations.

NOTE 11. COMMITMENTS AND CONTINGENCIES

Some of the Company's leases for facilities and equipment are under non-cancelable operating leases, which expire in fiscal years 2010 through 2014. The facility lease agreements generally provide for base rental rates, which increase at various times during the terms of the leases, and also provide for renewal options at fair market rental value.

Minimum future lease payments under these non-cancelable operating leases at March 31, 2009 are as follows (in thousands):

Operating
Fiscal Year	Leases
2010	$1,225
2011	1,146
2012	1,219
2013	321
Total minimum lease payments	$3,911

There were no non-cancelable operating lease commitments beyond fiscal 2013.

Commitments

 The Company is responsible for common area maintenance charges on certain office leases, which are not included in the above table. These charges are generally less than 10% of base rents. Total operating lease expense, including month-to-month rentals, were approximately $1.8 million, $1.9 million and $2.1 million, respectively, for the fiscal years ended March 31, 2009, March 31, 2008 and March 31, 2007.

The Company generally makes purchases under cancelable purchase orders and does not enter into long-term supply agreements. Certain of its wafer foundry, assembly, materials suppliers, software vendors and support tool manufacturers require non-cancelable purchase orders since they often provide products and services tailored to the Company's specifications.

Summarized in the table below are minimum future commitments under operating leases and non-cancelable purchase obligations as of March 31, 2009 (in thousands):

		Within
	Total	1 year	1-3 years	3-5 years	> 5 years
Operating lease obligations	$3,911	$1,225	$2,365	$321	$-
Purchase obligations	4,375	3,348	1,027	-	-
Total	$8,286	$4,573	$3,392	$321	$-

Contingencies

On August 11, 2005, Microchip Technology, Inc. ("Microchip") filed a patent infringement claim against us in the U.S. District Court of Arizona (case number CV05-2406-PHX-MHM). Microchip alleges that we have infringed, and currently infringe, its patents numbered 5,847,450, 6,696,316 and 6,483,183. Microchip claims that unspecified products of ours, including the Z8 Encore! XP 4K Series of products, infringe these patents and is seeking preliminary and permanent injunctive relief, unspecified damages and costs, including attorneys' fees. We filed a response to the claims on September 15, 2005 generally denying the claims and challenging the validity of the patents. On January 10, 2006, we filed a request for patent re-examination with the U.S. PTO, which was granted in February and March 2006 for all 3 patents. On April 11, 2008, we received a notice that all of Microchip's claims under these three patents have been rejected by the U.S. PTO.  After this favorable ruling, Microchip filed appeal notices in the U.S. PTO in May 2008. We do not believe it is feasible to predict or determine the outcome or resolution of this litigation at this time. We believe we have meritorious defenses and will defend ourselves against these claims vigorously. We may incur substantial expenses in our defense against these claims. In the event of a determination adverse to us, we may incur substantial monetary liabilities and be required to change our business practices. Either of these could have a material adverse effect on our financial position, results of operations and/or cash flows.

The Company is participating in litigation and responding to claims arising in the ordinary course of business. The Company intends to defend itself vigorously in these matters. The Company's management believes that it is unlikely that the outcome of these matters will have a material adverse effect on the Company's consolidated financial statements, although there can be no assurance in this regard.

From time to time, the Company has agreed to indemnify and hold harmless certain customers for potential allegations of infringement of intellectual property rights and patents arising from the use of its products. During the ordinary course of business, in certain limited circumstances, the Company has agreed to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally parties with which the Company has commercial relations, in connection with certain intellectual property infringement claims by any third-party with respect to its products and services. The Company has indemnification arrangements that limit its net contingent obligation to pay for defense costs, if any, up to a maximum of $500,000. To date, there have not been any costs incurred in connection with such indemnification arrangements; therefore, there is no accrual of such amounts at March 31, 2009. The Company discloses indemnification liabilities according to FASB Staff Position FIN45-1, "Accounting for Intellectual Property Infringement Indemnifications under SFAS Interpretation No. 45." Under SFAS No. 5, "Loss Contingencies," a claim would be accrued when a loss is probable and the amount can be reasonably estimated. At March 31, 2009, no such amounts are accrued.

On February 18, 2009, we sold our universal remote control and secured transaction processor businesses to Maxim and UEI for approximately $31 million in cash including $3.1 million that is held in escrow to satisfy our indemnification obligations for any losses incurred by Maxim or UEI that may result from inaccuracies in our representations and warranties in the acquisition agreement or our failure to fulfill certain obligations in the acquisition agreement. In certain limited circumstances our indemnification obligations are not limited to the escrow amount. The escrow is scheduled to be released 50% after 6 months and 100% after 12 months.

NOTE 12. RELATED PARTY TRANSACTIONS

In 2002, the Company entered into employment agreements with each of its then named executive officers. In June 2002, prior to the issuance of the Sarbanes-Oxley Act, loans were made to certain executive officers and certain other employees and consultants to pay the income taxes due on the restricted shares of common stock that were granted to them. At March 31, 2009 no loans were outstanding to executive officers, employees or consultants. At March 31, 2007 total loans outstanding were $0.3 million, and are included in other assets on the consolidated balance sheets. Each loan recipient pledged the shares of restricted stock as collateral for these loans pursuant to their stock pledge agreements. All such loans come due five years from the date of issuance and bear interest at 5.5% per annum.

In March 2007, the Company's Executive Vice President of Engineering and Operations, Norman G. Sheridan, paid $72,590 in cash to satisfy all of his outstanding loans and interest.

In May 2007, a former consultant paid cash to satisfy an outstanding loan payable to the Company in the amount of $55,000 plus interest.

In September 2007, the Company repurchased 73,151 shares from its Chief Financial Officer, Perry J. Grace to satisfy an outstanding loan plus interest payable to the Company in the amount of $0.3 million.

NOTE 13. FAIR VALUE MEASUREMENTS

Effective April 1, 2008, the Company adopted SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"). The Company did not elect to adopt the fair value option under this pronouncement which permits entities to choose to measure many financial instruments and certain other items at fair value on a contract by contract basis.

Effective April 1, 2008, the Company adopted SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). In February 2008, the Financial Accounting Standards Board ("FASB") issued Staff Position No. FAS 157-2, "Effective Date of FASB Statement No. 157," which provides a one-year deferral of the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. In September 2008, the FASB issued Staff Position No. FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active", which clarifies the application of SFAS No. 157 in a market that is not active. The Company has adopted the provisions of SFAS No. 157 with respect to its financial assets and liabilities only. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS No. 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS No. 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on the following three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

• Level 1 -	Quoted prices in active markets for identical assets or liabilities;
• Level 2 -

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

• Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In accordance with SFAS 157, the following table represents the Company's fair value hierarchy for its financial assets (cash equivalents and available for sale investments) as of March 31, 2009 (in thousands):

Mar. 31, 2009
	Fair Value	Level 1	Level 2	Level 3
Money market funds	$ 5,986	$ 5,986	$ -	$ -
Auction rate preferred securities	1,100	-	1,100	-
Total	$ 7,086	$ 5,986	$ 1,100	$ -

Since February 2008, due to various factors including the tightening of liquidity in the financial market, regularly held auctions for Auction Rate Preferred Securities ("ARPS"), have been unsuccessful. Following the failure of these auctions, the Company has received $2.8 million from redemptions of its ARPS. The remaining ARPS balances of $1.1 million as of March 31, 2009, have been classified as long-term investments and continue to pay interest pending their redemption or sale.

In determining fair value, the Company uses various valuation techniques, including market and income approaches to value available-for-sale investments. The availability of observable inputs can vary from instrument to instrument and to the extent that valuation is based on inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. The degree of judgment exercised by the Company's management in determining fair value is greatest for instruments categorized in Level 3. All of the Company's ARPS have AAA credit ratings, are 100% collateralized and continue to pay interest in accordance with their contractual terms. Additionally, the collateralized asset value ranges exceed the value of ARPS held by the Company by 200 to 300 percent. Accordingly, the remaining ARPS balance of $1.1 million is categorized as Level 2 for fair value measurement under FAS 157 and has been recorded at full par value on the consolidated balance sheet as of March 31, 2009. The Company currently believes the ARPS values are not impaired and as such, no impairment has been recognized against the investment. If future auctions fail to materialize and the credit rating of the issuers deteriorates, the Company may be required to record an impairment charge against the value of its ARPS.

NOTE 14. GEOGRAPHIC AND SEGMENT INFORMATION

Beginning in May 2002, ZiLOG consolidated its business segments into one reportable segment to reflect the change in the manner in which its chief operating decision maker allocates resources and assesses the performance of the Company's business. The Company engages primarily in the design, development, manufacture and marketing of semiconductor products. The Company sells its products to distributors and direct customer accounts including original equipment manufacturers ("OEMs") and original design manufacturers ("ODMs") in a broad range of market segments. The Company's operations outside the United States consist of a final test and global support facility in the Philippines and sales and support and design centers in certain foreign countries. Domestic operations are responsible for the design, development and the coordination of production planning and shipping to meet worldwide customer commitments. The Philippine facility is reimbursed in relation to its value added with respect to test operations and other functions performed, and certain foreign sales offices receive a commission on export sales within their territory. Accordingly, for financial statement purposes, it is not meaningful to segregate sales or operating profits for the test and foreign sales office operations.

The Company has one broad product category based on product technologies referred to as 8-bit embedded flash and 8-bit classic products. These products within the Company's one reportable segment and can be summarized as follows:

Products	Sample Uses
8-bit products include:
Embedded flash microcontrollers	Motor control, low-power controllers
Core 8-bit Microcontrollers and Microprocessors	Security systems, battery chargers, industrial controllers, communications products, treadmills
Serial Communications Controllers	Telephone switches/PBX
Modems	Satellite TV set-top box, POS card validation
IrDA transceivers	PDAs, cell phones
TV, PC peripheral and other products	TV, keyboard, pointing device

The following table summarizes the Company's net sales by region and, by channel (in thousands):

	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
Net sales by region:
Americas	$14,288	$16,794	$22,635
Asia (including Japan)	15,079	20,251	26,051
Europe	6,790	7,599	9,340
Net sales	$36,157	$44,644	$58,026

Net sales by channel:
Direct	$7,507	$9,671	$14,658
Distribution	28,650	34,973	43,368
Net sales	$36,157	$44,644	$58,026

Net sales are attributable to the ship-to location of the Company's customers as presented in the following table (in thousands):

	Years Ended
	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2007
United States	$14,168	$16,794	$21,283
Other Foreign Countries	9	-	831
Total North America	14,177	16,794	22,114
Hong Kong (including PRC)	3,497	7,202	11,334
Singapore	4,196	4,920	5,509
Germany	3,273	3,780	5,775
Taiwan	4,379	4,441	4,737
Korea	583	649	789
Other Foreign Countries	6,052	6,858	7,768
Total International	$21,980	$27,850	$35,912

Total net sales	$36,157	$44,644	$58,026

The following table shows the location of tangible long-lived assets (in thousands):

	Mar. 31,	Mar. 31,
	2009	2008
United States	$2,470	$5,885
Philippines	447	446
Other	1,609	2,972
Total long-lived assets	$4,526	$9,303

Major Customers

For the year ended March 31, 2009, two distributors accounted for approximately 42% and 11% of net sales, respectively. For the year ended March 31, 2008, two distributors accounted for approximately 37% and 13% of net sales, respectively. For the year ended March 31, 2007, two distributors accounted for approximately 34% and 15% of net sales, respectively.